UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 15, 2004

CPI CORP.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-11227 (Commission file Number)	43-1256674 (IRS Employer Identification No.)

1706 Washington Avenue, St. Louis, Missouri (Address of principal executive offices)	63103-1790 (Zip code)

Registrants’ telephone number, including area code: (314) 231-1575 (Former name or former address, if changes since last report): Not Applicable

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

A.	On April 15, 2004 CPI Corp. issued the following press release announcing fourth quarter and fiscal 2003 results.

CPI CORP. NEWS FOR IMMEDIATE RELEASE	FOR RELEASE April 15, 2004

FOR FURTHER INFORMATION CONTACT:

NAME: Jane Nelson ADDRESS: 1706 Washington Avenue STATE, ZIP: Missouri 63103	FROM: CPI Corp. CITY: St. Louis TELEPHONE: (314)231-1575

FOR FURTHER INFORMATION
CPI Corp., St. Louis
Jane Nelson, 314-231-1575
or
Vandiver Group, St. Louis
Donna Vandiver, 314-991-4641
or
Abernanthy Macgregor Group, New York
Chuck Burgess, 212-371-5999

SOURCE: CPI Corp.

CPI Corp Reports Fourth Quarter And Fiscal 2003 Results

St. Louis, MO, April 15, 2004 – CPI Corp. (NYSE – CPY) today reported net earnings for the 13-week fourth quarter ended February 7, 2004 decreased 38.0% to $9.2 million, or $1.12 per diluted share, compared to net earnings of $14.8 million, or $1.82 per diluted share, reported in the 12-week fourth quarter of fiscal 2002. The fourth quarter of fiscal 2003 included a total of $3.1 million, or $.38 per diluted share, of after-tax charges related to a pension plan curtailment, severance costs resulting from an executive retirement and other administrative headcount reductions and professional fees related to the proxy consent solicitation matter. The fourth quarter of fiscal 2002 included a total of $1.4 million, or $.18 per diluted share, of after-tax charges related principally to employee severance pay, asset abandonment write-offs and accruals for remaining lease obligations, all resulting from the implementation of certain enterprise cost reduction initiatives, including exiting the Company’s previously-existing Technology Development segment and closing the Company’s Las Vegas production facility. Excluding the aforementioned charges, the Company earned $12.3 million, or $1.50 per diluted share, for the fourth quarter of 2003 versus $16.2 million, or $2.00 per diluted share, in the fourth quarter of fiscal 2002.

Net sales for the 13-week fourth quarter of 2003 decreased $7.6 million or approximately 6.9% to $102.8 million from the $110.4 million reported in the 12-week fourth quarter of 2002. During the fourth quarter of 2003, the Company’s Sears Portrait Studios experienced an 11.3% decrease in sittings from 1,763,000 to 1,564,000 which was only partially offset by a 2.9% increase in average sales per customer sitting from $62.14 to $63.97.

The Company believes that the substantial and rapid decline in fourth quarter sittings is attributable to a number of external as well as internal factors. Among the external factors are the impacts of continuing competitive pressures, including the opening of new competitor locations and severe discounting at the beginning of this year’s holiday season. In addition, the rate at which customers continue to adopt amateur digital photography technologies has accelerated which may be impacting the frequency of studio visits. Internal factors potentially negatively impacting sittings include the Company’s decision to substantially reduce television advertising and studio employment costs in the second half and fourth quarter of 2003 in response to weaker than anticipated sales performance during the first three quarters of 2003. In addition, it is likely that some customers visiting our studios are receiving a less than optimal experience as a result of ongoing technology and support challenges caused by our aging studio infrastructure. The Company and its new Board are currently reviewing options to transition the studios to full digital technology.

In the fourth quarter of 2003, Sears Portrait Studios average customer sale increased to $63.97 from $62.14 in the prior year fourth quarter. The net increase resulted principally from a mix shift toward the higher value custom sittings as the decline in package sittings accounted for a substantial portion of the reported decline in overall sittings and also from an increase in the percentage of sales related to the March 2003 rollout of digitally enhanced products (Portrait Creations®). The increase in the average customer sale from the aforementioned factors was largely offset in the 2003 fourth quarter by increased discounting in response to competitive pricing pressures, including the elimination of the Company’s sitting fees on certain offers targeted at new customer acquisition.

Income from operations for the fourth quarter of 2003 was $15.0 million compared to $25.4 million in the comparable quarter of the prior year. Operating results for the fourth quarter of 2003 and 2002 were both significantly impacted by pre-tax charges totaling $5.0 million and $1.5 million, respectively. Excluding these charges described earlier in this release, operating earnings would have been $20.0 million and $26.9 million, respectively.

Exclusive of the above-mentioned charges, the decrease in fourth quarter operating earnings resulted principally from a $7.6 million decrease in sales and a $2.3 million increase in cost of sales, partially offset by a decrease of $3.4 million in selling, general and administrative expenses. The increase in cost of sales, despite a substantial decline in sittings, resulted from manufacturing inefficiencies in the Company’s St. Louis production facility. These inefficiencies related to integrating production previously handled by the Company’s Las Vegas production facility which was closed after the fiscal 2002 holiday season and production issues pertaining to the first busy season of producing both film and new digitally enhanced products. Excluding $160,000 and $3.0 million of costs in the fourth quarter of 2002 and 2003, respectively, associated with the Company’s new Mexican and mobile photography operations, selling, general and administrative expenses decreased $6.2 million or 9.3% in the fourth quarter of 2003 versus the comparable prior year quarter despite the fact that the fourth quarter of 2003 included 13 weeks versus 12 weeks in the 2002 fourth quarter. This decrease in selling, general and administrative expenses is primarily attributable to decreases in advertising, principally television, and studio employment costs of $2.6 million and $1.2 million, respectively, as well as overall decreases in various other categories resulting from the Company’s cost reduction initiatives and its response to declining sales.

Fiscal Year 2003 Results

The Company also reported net earnings for the 53-week fiscal year ended February 7, 2004 of $1.2 million, or $.15 per diluted share, compared to net earnings of $6.5 million, or $.80 per diluted share, reported for fiscal 2002. Fiscal 2003 included $3.6 million, or $.44 per diluted share, of after-tax charges related to a pension plan curtailment, severance costs resulting from an executive retirement and other administrative headcount reductions and professional fees related to the proxy consent solicitation matter. Fiscal 2002 included $4.6 million, or $.57 per diluted share, in after-tax charges related principally to employee severance pay, asset write-offs or write-downs, and accruals for remaining lease obligations, all the result of the implementation of certain enterprise cost reduction initiatives, including exiting the Company’s previously-existing Technology Development segment and closing the Company’s Las Vegas production facility. Excluding the aforementioned charges, the Company earned $4.8 million, or $.59 per diluted share, in 2003 versus $11.1 million, or $1.37 per diluted share, in 2002.

Net sales for 2003 declined $6.9 million or 2.3% to $301.7 million from the $308.6 million recorded in 2002. During 2003, the Company’s Sears Portrait Studios experienced an 8.0% decrease in sittings from 5,033,000 to 4,630,000 which was only partially offset by a 4.9% increase in average sales per customer sitting from $61.06 to $64.03. The sittings decline for the year is attributable largely to the same internal and external factors cited in the earlier discussion of the fourth quarter. In addition, the overall decline was exacerbated by the negative impacts of the inclement weather experienced in February and March 2003 in a large portion of the country. The increase in average sales per customer sitting is attributable principally to a mix shift toward the higher value custom sittings as the decline in package sittings accounted for a substantial portion of the reported decline in overall sittings and also from an increase in the percentage of sales related to the March 2003 rollout of digitally enhanced products (Portrait Creations®). In addition, during the first half of 2003, the customer average sale was positively impacted by the Company’s decision late in the second quarter of 2002 to begin selling custom proof sheets which had previously been provided free of charge as part of the custom offer.

Income from operations for 2003 was $2.3 million compared to $13.2 million for 2002. Operating results for both years were significantly impacted by pre-tax charges totaling $5.5 million and $6.0 million, respectively. Excluding these charges, the nature of which are described elsewhere in this release, operating earnings would have been $7.8 million and $19.2 million in 2003 and 2002, respectively.

Exclusive of the above mentioned charges, the decrease in operating earnings between 2002 and 2003 resulted principally from a $6.9 million decrease in sales and a $6.8 million increase in selling, general and administrative expenses partially offset by a $2.8 million decrease in depreciation and amortization expense. The overall increase in selling, general and administrative expenses is largely attributable to costs incurred in 2003 in connection with the Company’s new Mexican and mobile photography ventures. Excluding these costs related to the new ventures of $239,000 and $8.3 million in 2002 and 2003, respectively, selling, general and administrative expenses actually declined $1.3 million in 2003 versus 2002. This decrease in selling, general and administrative expenses is principally attributable to decreases in advertising costs of $3.3 million and commissions of $1.4 million, partially offset by increases in costs relating to studio supplies, communications, travel and meetings and pension. The decreases in depreciation expense results principally from certain assets becoming fully depreciated in the second quarter of 2002.

Mexican, Mobile Photography Operations

As discussed throughout 2003, the Company’s Mexican and mobile photography divisions, which commenced operations in 2003, have generated operating losses throughout the year. For 2003, the Mexican and mobile photography divisions recorded net losses of $857,000 and $3.8 million on net sales of $731,000 and $1.9 million, respectively.

In Mexico, the Company opened 18 studios in 2003, mostly in the latter part of the year and produced overall operating results substantially in line with what had been planned while the mobile photography division produced results substantially worse than planned. The worse than anticipated results of the mobile photography division were principally attributable to the inability to operationally and systems-wise support the accelerated expansion into 27 markets in the first year of operations. This resulted in higher costs and lower sales due to customer delivery and satisfaction issues.

Consent Solicitation

As previously announced, on March 24, 2004, a group of stockholders led by the Knightspoint Partners I, L.P. (the “Knightspoint Group”) successfully completed their consent solicitation resulting in, among other things, the replacement of all but two of the Company’s directors with the slate proposed by the Knightspoint Group. Accordingly, the Company’s reconstituted Board is in the process of reviewing of all relevant information related to the Company’s business strategy. Since the Board may revise that strategy, the Company believes that it must withdraw its previous guidance for 2004 and beyond provided in the Company’s March 3, 2004 press release. Once the Company’s new Board completes its assessment of the situation, the Company intends to provide updated guidance in the future.

2004 Sales Update

Through the first nine weeks of the first quarter of 2004, sales in the Company’s Sears Portrait Studios are down approximately 6% from the comparable period in 2003 driven by an increase in sittings of approximately 1% offset by a decrease in average sales per customer sitting of approximately 7%. These early 2004 sales results reflect a continuation of the difficult and competitive selling environment experienced in the fourth quarter of 2003. While the Company has had some success in stemming the rate of sittings decline, it has come at the expense of average sales, especially in the higher value custom offer. The Company, in consultation with the new Board, is exploring various pricing strategies to address the results of the first nine weeks of the quarter.

***********

A conference call and audio webcast are scheduled for 10:00 am Central Time on Friday, April 16 to discuss the fourth quarter and year-end financial results and provide a Company update. To participate on the call, please dial 800-437-4632 or 706-634-1012 at least 5 minutes before start time.

The webcast can be accessed on the Company’s own site at www.cpicorp.com as well as www.fulldisclosure.com. To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. A replay will be available on the above web sites as well as by dialing 706-645-9291 or 800-642-1687 and providing confirmation code 6656710. The replay will be available through April 23 by phone and for 30 days on the Internet.

CPI Corp is a portrait photography company offering studio photography services in the United States, Puerto Rico, and Canada through Sears Portrait Studios and in Mexico in Soriana and its City Club format. The Company also provides mobile photography services in the United States to childcare centers, sports associations and events through Every Day Expressions™. In addition, the Company operates searsphotos.com, an on-line photofinishing service as well as a vehicle for the Company’s customers to archive, share portraits via e-mail and order additional portraits and products.

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as our outlook for portrait studios, net income, future cash requirements, cost savings, and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to: customer demand for our products and services, the overall level of economic activity in our major markets, competitors’ actions, manufacturing interruptions, dependence on certain suppliers, changes in our relationship with Sears and the condition and strategic planning of Sears, fluctuations in operating results, the attraction and retention of qualified personnel and other risks as may be described in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended February 1, 2003.

FINANCIAL TABLES TO FOLLOW

CPI CORP. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share amounts)

	13 Weeks Vs 12 Weeks		53 Weeks Vs 52 Weeks
	Feb. 7, 2004	Feb. 1, 2003	Feb. 7, 2004	Feb. 1, 2003

Net sales	$102,766	$110,394	$301,683	$308,644

Cost and expenses:
Cost of sales (exclusive of depreciation and
amortization shown below)	14,504	12,195	40,865	40,297
Selling, general and administrative expenses	63,765	67,177	235,790	229,023
Depreciation and amortization	4,450	4,165	17,240	20,058
Other charges and impairments	5,035	1,490	5,515	6,042

	87,754	85,027	299,410	295,420

Income from operations	15,012	25,367	2,273	13,224

Interest expense	656	785	2,949	3,578

Interest income	358	401	1,709	2,009

Other income, net	84	32	850	111

Earnings from continuing
operations before income taxes	14,798	25,015	1,883	11,766

Income tax expense	5,648	9,314	665	4,133

Net earnings from continuing
operations	9,150	15,701	1,218	7,633

Net earnings (loss) from discontinued
operations, net of income tax benefits	—	(940)	—	(1,093)

Net earnings	$9,150	$14,761	$1,218	$6,540

Earnings (loss) per common share – diluted
From continuing operations	$1.12	$1.94	$0.15	$0.94
From discontinued operations	—	(0.12)	—	(0.14)

Net earnings – diluted	$1.12	$1.82	$0.15	$0.80

Earnings (loss) per common share – basic
From continuing operations	$1.14	$1.95	$0.15	$0.95
From discontinued operations	—	(0.12)	—	(0.14)

Net earnings – basic	$1.14	$1.83	$0.15	$0.81

Weighted average number of common and
common equivalent shares outstanding:
Diluted	8,186	8,094	8,148	8,086

Basic	8,058	8,044	8,082	8,040

CPI CORP. CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (In thousands)

	13 weeks ended February 7, 2004 Vs. 12 weeks ended February 1, 2003
	Sears Portrait Studios		Mexico		Mobile		Consolidated Total
	2003	2002	2003	2002	2003	2002	2003	2002

Net sales	$101,237	$110,388	$404	$—	$1,125	$6	$102,766	$110,394

Cost and expenses:
Cost of sales (exclusive of depreciation and
amortization shown below)	14,223	12,191	111	0	170	4	14,504	12,195
Selling, general and administrative expenses	60,804	67,017	649	0	2,312	160	63,765	67,177
Depreciation and amortization	4,259	4,163	32	0	159	2	4,450	4,165
Other charges and impairments	5,035	1,490	0	0	0	0	5,035	1,490

	84,321	84,861	792	0	2,641	166	87,754	85,027

Income (loss) from operations	16,916	25,527	(388)	0	(1,516)	(160)	15,012	25,367

Interest expense	656	785	0	0	0	0	656	785

Interest income	358	401	0	0	0	0	358	401

Other income, net	84	32	0	0	0	0	84	32

Earnings (loss) from continuing
operations before income taxes	16,702	25,175	(388)	0	(1,516)	(160)	14,798	25,015

Income tax expense (benefit)	6,363	9,373	(136)	0	(579)	(59)	5,648	9,314

Net earnings (loss) from continuing
operations	10,339	15,802	(252)	0	(937)	(101)	9,150	15,701

Net earnings (loss) from discontinued
operations, net of income tax benefits	0	(940)	0	0	0	0	0	(940)

Net earnings (loss)	$10,339	$14,862	$(252)	$—	$(937)	$(101)	$9,150	$14,761

CPI CORP. CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (In thousands)

	53 weeks ended February 7, 2004 Vs. 52 weeks ended February 1, 2003
	Sears Portrait Studios		Mexico		Mobile		Consolidated Total
	2003	2002	2003	2002	2003	2002	2003	2002

Net sales	$299,044	$308,625	$731	$—	$1,908	$19	$301,683	$308,644

Cost and expenses:
Cost of sales (exclusive of depreciation and
amortization shown below)	39,773	40,291	253	0	839	6	40,865	40,297
Selling, general and administrative expenses	227,536	228,784	1,729	0	6,525	239	235,790	229,023
Depreciation and amortization	16,805	20,056	68	0	367	2	17,240	20,058
Other charges and impairments	5,515	6,042	0	0	0	0	5,515	6,042

	289,629	295,173	2,050	0	7,731	247	299,410	295,420

Income (loss) from operations	9,415	13,452	(1,319)	0	(5,823)	(228)	2,273	13,224

Interest expense	2,949	3,578	0	0	0	0	2,949	3,578

Interest income	1,709	2,009	0	0	0	0	1,709	2,009

Other income, net	850	111	0	0	0	0	850	111

Earnings (loss) from continuing
operations before income taxes	9,025	11,994	(1,319)	0	(5,823)	(228)	1,883	11,766

Income tax expense (benefit)	3,183	4,212	(462)	0	(2,056)	(79)	665	4,133

Net earnings (loss) from continuing
operations	5,842	7,782	(857)	0	(3,767)	(149)	1,218	7,633

Net earnings (loss) from discontinued
operations, net of income tax benefits	0	(1,093)	0	0	0	0	0	(1,093)

Net earnings (loss)	$5,842	$6,689	$(857)	$—	$(3,767)	$(149)	$1,218	$6,540

CPI CORP. ADDITIONAL OPERATING INFORMATION SITTINGS / AVERAGES (Sittings in thousands)

	13 Weeks Vs 12 Weeks		53 Weeks Vs 52 Weeks

	Feb. 7, 2004	Feb. 1, 2003	Feb. 7, 2004	Feb. 1, 2003
Sears Portrait Studios
Studio sittings:
Custom	1,065	1,117	3,000	3,054
Package	499	646	1,630	1,979

Total sittings	1,564	1,763	4,630	5,033

Studio average sales per customer
sitting:
Custom	$72.66	$73.33	$74.80	$71.67
Package	$45.39	$42.79	$44.23	$44.67
Overall	$63.97	$62.14	$64.03	$61.06

Mexico
Studio sittings:	10	N/A	18	N/A
Studio average sales per customer
sitting:	$41.04	N/A	$40.29	N/A

Everyday Expressions (Mobile)
Sittings shot	71.9	0.3	118.4	1.5
Sittings ordered	34.0	0.2	53.4	0.7
Conversion percentage	47.2%	59.1%	45.1%	45.7%
Average sale	$33.15	$31.27	$35.74	$26.41

CPI CORP. ADDITIONAL CONSOLIDATED OPERATING INFORMATION CAPITAL EXPENDITURES AND EBITDA

	13 Weeks Vs 12 Weeks		53 Weeks Vs 52 Weeks

	Feb. 7, 2004	Feb. 1, 2003	Feb. 7, 2004	Feb. 1, 2003
Capital expenditures (in thousands $) (1)	$8,102	$555	$22,764	$8,991

(1)	The 13 weeks and 53 weeks ended February 7, 2004 both include $7.3 million in accrued purchase commitments for computer equipment and peripherals that will be funded in 2004.

EBITDA is calculated as follows:
Net earnings from continuing operations	$9,150	$15,701	$1,218	$7,633
Income tax expense	5,648	9,314	665	4,133
Interest expense	656	785	2,949	3,578
Depreciation and amortization	4,450	4,165	17,240	20,058
Other non-cash charges	2,576	341	2,688	4,895

EBITDA (2) & (6)	$22,480	$30,306	$24,760	$40,297

Adjusted EBITDA (3)	$25,130	$31,492	$27,890	$41,863

EBITDA margin (4)	21.87%	27.45%	8.21%	13.06%

Adjusted EBITDA margin (5)	24.45%	28.53%	9.24%	13.56%

(2)	EBITDA represents net earnings from continuing operations in thousands of dollars before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company’s ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company’s results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(3)	Adjusted EBITDA is calculated as follows:

EBITDA	$22,480	$30,306	$24,760	$40,297
EBITDA adjustments:
Executive retirements	659	0	659	380
Professional services – proxy
consent solicitation	1,183	0	1,663	0
Employee severance pay	687	916	687	916
Accrual for remaining lease obligations	121	270	121	270

Adjusted EBITDA	$25,130	$31,492	$27,890	$41,863

(4)	EBITDA margin represents EBITDA, as defined in (2), stated as a percentage of sales.

(5)	Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.

(6)	As required by the SEC’s Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

	13 Weeks Vs 12 Weeks		53 Weeks Vs 52 Weeks

	Feb. 7, 2004	Feb. 1, 2003	Feb. 7, 2004	Feb. 1, 2003

EBITDA	$22,480	$30,306	$24,760	$40,297
Income tax expense	(5,648)	(9,314)	(665)	(4,133)
Interest expense	(656)	(785)	(2,949)	(3,578)
Adjustments for items not requiring cash:
Deferred income taxes	(680)	1,544	(2,504)	(2,282)
Deferred revenues and related costs	(6,716)	(7,276)	(2,835)	154
Other, net	978	165	(235)	(2,767)
Decrease (increase) in current assets	11,712	15,515	(310)	(1,791)
Increase (decrease) in current liabilities	(1,506)	(5,123)	4,105	388
Increase (decrease) in current income taxes	4,023	4,493	4,646	2,311

Cash flows from continuing operations	$23,987	$29,525	$24,013	$28,599

CPI CORP. CONDENSED CONSOLIDATED BALANCE SHEETS FEBRUARY 7, 2004 AND FEBRUARY 1, 2003 (In Thousands)

	FEBRUARY 7, 2004	FEBRUARY 1, 2003
Assets

Current assets:
Cash and cash equivalents	$51,011	$57,922
Other current assets	40,965	38,600
Net property and equipment	52,735	47,502
Other assets	22,518	35,266

Total assets	$167,229	$179,290

Liabilities and stockholders’ equity

Current liabilities	$68,419	$66,490
Long-term obligations	25,589	34,116
Other liabilities	21,395	24,501
Stockholders' equity	51,826	54,183

Total liabilities and stockholders’
equity	$167,229	$179,290

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 21, 2004	CPI CORP. ——————————————— (Registrant) By: /s/ Gary W. Douglass ——————————————— Gary W. Douglass Officer, Executive Vice President, Finance and Chief Financial Officer